Exhibit 99.2

Source: Ackrell SPAC Partners I Co.

December 23, 2020

Ackrell SPAC Partners I Co. Announces Closing of upsized $138 million Initial Public offering, including the over-allotment option

New York, New York. Ackrell SPAC Partners I Co. (“Ackrell” or the “Company”) (NASDAQ: ACKIU) announced today that it closed its upsized initial public offering of 13,800,000 units, including the full exercise of the underwriters’ over-allotment option, at $10.00 per unit, resulting in gross proceeds of $138,000,000.

The Company’s units began trading on the NASDAQ Capital Market (“NASDAQ”) on December 21, 2020, under the ticker symbol “ACKIU.” Each unit consists of one subunit and one-half of a redeemable warrant. Each subunit consists of one share of the Company’s common stock and one-half of a redeemable warrant. Each full warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the subunits and warrants are expected to be listed on NASDAQ under the symbols “ACKIT” and “ACKIW,” respectively. Assuming the Company consummates an initial business combination, the subunits that are not redeemed at or prior to the initial business combination will separate into the underlying shares of common stock and warrants and the units and subunits will cease to trade.

Ackrell is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition in any business industry or sector, it intends to concentrate its efforts on identifying businesses in the branded fast-moving consumer goods industry.

The Company is led by Chairman Michael Ackrell, Vice Chairman Shannon Soqui, Chief Executive Officer Jason Roth, Chief Operating Officer & President Stephen Cannon and Chief Financial Officer Long Long.

Registration statements relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on December 21, 2020. The offering was made only by means of a prospectus, copies of which may be obtained by contacting EarlyBirdCapital, Inc., Attn: Syndicate Department, 366 Madison Avenue, 8th Floor, New York, New York 10017.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Ackrell SPAC Partners I Co.

(650) 560-4753

Info@ackrellspac.com